Exhibit (h)(12)(iii)

AMENDMENT TO PROTECTIVE LIFE INSURANCE COMPANY
PARTICIPATION AGREEMENT
Protective Life Insurance Company, (on behalf of itself and each segregated asset account of the Company set forth in Schedule B, as may be amended from time to time (the “Separate Accounts”)), Investment Distributors, Inc., AllianceBernstein L.P., and AllianceBernstein Investments, Inc., hereby amend the Participation Agreement (“Agreement”) dated December 16th, 2020, as amended, by doing the following:

1.
Schedule A. Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule A.
2.
Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.
3.
This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have hereto affixed their respective authorized signatures, intending that this Amendment be effective as of the 1st day of April, 2024.

PROTECTIVE LIFE INSURANCE COMPANY	INVESTMENT DISTRIBUTORS, INC.
By: /s/ Steve Cramer ____________	By: /s/ James Wagner ___________
Name: _Steve Cramer____________	Name: _James Wagner_______________
Title: SVP, Chief Product Officer –_ Retirement Division_________	Title: SVP, Chief Distribution Officer –__ Retirement Division_____________

ALLIANCEBERNSTEIN, L.P.	ALLIANCEBERNSTEIN INVESTMENTS, INC.
By: /s/ Stephen J. Laffey ______	By: /s/ Steven J. Laffey _________
Name: Stephen J. Laffey _________	Name: Steven J. Laffey _________
Title: Vice President _____________	Title: Vice President ____________

SCHEDULE A
Portfolios of AB Variable Products Series Fund, Inc. (“AB VPS”)

All Portfolios or series of shares of the Fund that are available and open to new investors on or after the effective date of this Agreement.